Press Release #201445	FOR IMMEDIATE RELEASE	November 20, 2014

Enertopia and Lexaria Launch Medical Advisory Board

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce that it and joint venture partner Lexaria Corp (LXRP) have launched a formal Medical Advisory Board to educate and advocate on behalf of all those who have medical needs that may be able to be met through the understanding and use of medical marijuana or through the use of cannabidiol (CBD) extracted from Industrial Hemp.

The Medical Advisory Board members specialize in various medical categories, and will work with health care professionals, patients, and prescribers of medical marijuana to promote greater understanding of medical marijuana and of CBD-enhanced products. There are believed by many to be a wide variety of medical conditions that might be affected in a positive way either by medical marijuana or by CBD’s, but in many cases the accuracy of claims may not be well understood at this time.

In particular, the use of high-cannabidiol strains that have little or no psychoactive effects on the patient, are of interest for use to treat many medical symptoms, according to existing studies and literature.

Recreational use of Marijuana is illegal in Canada, and illegal at the federal level in the United States because of the THC content; and this status has prevented and or greatly reduced the opportunity for peer-reviewed scientific study. Still, there is growing evidence that there could be real medical benefits somehow associated with either medical marijuana and/or the CBD’s within it. Despite the hurdles to conducting past research, there are 1,277 references today to Cannabidiol at research papers located at the US National Library of Medicine, National Institutes of Health website (www.pubmed.gov).

Many organizations are calling for additional research regarding medical marijuana. For instance the Arthritis Society in September announced it wants more research to study the impact of medical marijuana on pain, and that it is preparing to fund clinical studies. Jason McDougall, chair of the Arthritis Society’s scientific advisory committee and a pain researcher at Dalhousie University was quoted at that time saying, “I think it’s high time that we found something to help the 4.6 -million Canadians living with arthritis and trying to do something to help”.

Enertopia hopes to announce its first meetings and/or conferences as soon as possible in this sector and the wellness sector in general as the company moves forward.

Robert McAllister, Enertopia Corporation., President & CEO said, “We are all witnessing today the emergence of grass roots movement where the patient finally comes first in all aspects of wellness.”

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Clark Kent, Media Inquiries: (647) 519-2646

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning the Advisory Medical Board. and any wellness opportunities and any positive impact on the Company, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The reader should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release